                                                                    EXHIBIT 99.1

                       INTEL FIRST QUARTER REVENUE $7.1 BILLION
                EARNINGS PER SHARE $0.57 (ADJUSTED FOR 2-FOR-1 SPLIT) REVENUE UP 18% AND EPS UP 58% FROM FIRST QUARTER 1998

          All of the share and per-share amounts in this release have been adjusted to reflect the 2:1 stock distribution that was
           paid April 11, 1999 to stockholders of record on March 23, 1999.

SANTA CLARA, Calif., April 13, 1999 - Intel Corporation announced first quarter revenue of $7.1 billion and earnings of $2.0 billion or $0.57 per share,
adjusted for the 2-for-1 stock split paid on April 11, 1999.   Early in the
second quarter, Intel shipped its 100 millionth microprocessor based on the P6 microarchitecture.

     First quarter revenue of $7.1 billion was up 18 percent from first quarter 1998 revenue of $6.0 billion. First quarter revenue was down 7 percent from fourth quarter 1998 revenue of $7.6 billion.

     Net income in the first quarter was $2.0 billion, up 57 percent from first quarter 1998 net income of $1.3 billion. Net income in the first quarter was down 3 percent from fourth quarter 1998 net income of $2.1 billion.

     First quarter earnings per share of $0.57 increased 58 percent from $0.36 in the first quarter of 1998. Earnings per share in the first quarter declined 3 percent from $0.59 in the fourth quarter of 1998.

     All of the share and per-share amounts in this release have been adjusted to reflect the 2-for-1 stock distribution that was paid April 11, 1999 to stockholders of record on March 23, 1999.

     "We are pleased with our substantial year over year growth in profitability resulting from our cost control efforts. As we expected, revenue declined from the prior quarter reflecting a seasonally slower selling period," said Dr. Craig
R. Barrett, President and Chief Executive Officer. "We are seeing positive results from the launch of new products across all segments, including the introductions of the Pentium-Registered Trademark- III and Pentium III Xeon-TM-processors and higher speed Intel-Registered Trademark- Celeron-TM- and mobile Pentium II processors."

     During the quarter, the company paid its regular quarterly cash dividend of $0.02 per share, post-split. The dividend was paid on March 1, 1999, to stockholders of record on Feb. 7, 1999. Intel has paid a regular quarterly cash dividend for over six years. Also during the quarter, the board of directors approved an increase, from $0.02 per share to $0.03 per share, in the company's first dividend to be paid after the stock split. This dividend is payable on June 1, 1999, to stockholders of record on May 7, 1999.

     In the first quarter, the company repurchased a total of 21 million shares of common stock, at a cost of $1.3 billion, under an ongoing program. Since the program began in 1990, the company has repurchased 609.6 million shares at a total cost of $14.9 billion.

     During the quarter, Intel and Level One Communications announced a definitive stock-for-stock merger agreement valued at approximately $2.2 billion under which Intel would acquire Level One. The transaction is subject to regulatory review, Level One stockholder approval and other normal closing conditions.


                                   BUSINESS OUTLOOK


THE FOLLOWING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS. THESE STATEMENTS ARE FORWARD-LOOKING, AND ACTUAL RESULTS MAY DIFFER MATERIALLY. THESE STATEMENTS DO NOT REFLECT THE POTENTIAL IMPACT OF ANY MERGERS OR ACQUISITIONS THAT MAY BE COMPLETED AFTER THE DATE OF THIS RELEASE.


** The company expects revenue for the second quarter of 1999 to be flat to slightly down from first quarter revenue of $7.1 billion, due to seasonal factors.

** Gross margin percentage in the second quarter of 1999 is expected to be approximately flat with 59 percent in the first quarter. Intel's gross margin expectation for 1999 is 57 percent, plus or minus a few points. In the short term, Intel's gross margin percentage varies primarily with revenue levels and product mix.

** Expenses (R&D plus MG&A) in the second quarter of 1999 are expected to be approximately 6 to 10 percent higher than first quarter expenses of $1.6 billion, due to higher spending associated with merchandising and increased R&D. Expenses are dependent in part on the level of revenue.

** R&D spending is expected to be approximately $3.0 billion for the full year 1999.

** The company expects interest and other income for the second quarter of 1999 to be approximately $300 million, depending on interest rates, cash balances, the company's ability to realize expected gains, and assuming no unanticipated items.

** The tax rate for 1999 is expected to be 33.0 percent. Tax rate guidance for 1999 has been lowered from previous guidance of 33.5 percent.

** Capital spending for 1999 is expected to be approximately $3.0 billion.

** Depreciation and amortization is expected to be approximately $3.3 billion for 1999. Depreciation and amortization for the second quarter of 1999 is expected to be approximately $800 million.


     The above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions such as the ongoing global financial difficulties, and growth in the computing industry in various geographic regions; changes in customer order patterns, including changes in customer and channel inventory levels and changes due to year 2000 issues; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; insufficient, excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp, including the transitions to the Pentium III processor and to the 0.18 micron process technology; excess or shortage of manufacturing capacity; the ability to grow new businesses and successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); impact on the company's business due to internal systems or systems of suppliers, infrastructure providers and other third parties adversely affected by year 2000 problems; claims due to year 2000 issues allegedly related to the company's products or year 2000 remediation efforts; litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-K for the year ended Dec. 26, 1998 (Part II, Item 7, Outlook section).

                              INTEL CORPORATION
                  CONSOLIDATED SUMMARY FINANCIAL STATEMENTS
                   (In millions, except per share amounts)


INCOME                                                  Three Months Ended
                                                    -----------------------
                                                     Mar. 27,      Mar. 28,
                                                       1999           1998
                                                    --------       --------
NET REVENUE                                         $  7,103       $  6,001
                                                    --------       --------
Cost of sales                                          2,912          2,749
Research and development                                 663            595
Marketing, general and administrative                    891            711
Purchased in-process research and development              -            165
                                                    --------       --------
Operating costs and expenses                           4,466          4,220
                                                    --------       --------
OPERATING INCOME                                       2,637          1,781
Interest and other                                       347            200
                                                    --------       --------
INCOME BEFORE TAXES                                    2,984          1,981
Income taxes                                             985            708
                                                    --------       --------
NET INCOME                                          $  1,999       $  1,273
                                                    --------       --------
                                                    --------       --------

BASIC EARNINGS PER SHARE                            $   0.60       $   0.39
                                                    --------       --------
                                                    --------       --------
DILUTED EARNINGS PER SHARE                          $   0.57       $   0.36
                                                    --------       --------
                                                    --------       --------
COMMON SHARES OUTSTANDING                              3,324          3,281
COMMON SHARES ASSUMING DILUTION                        3,478          3,549

---------------------------------------------------------------------------
BALANCE SHEET                                          At             At
                                                    Mar. 27,       Dec. 26,
                                                      1999           1998
                                                    --------       --------
CURRENT ASSETS
Cash and short-term investments                     $ 10,589       $  7,626
Accounts receivable                                    3,319          3,527
Inventories:
  Raw materials                                          232            206
  Work in process                                        797            795
  Finished goods                                         679            581
                                                    --------       --------
                                                       1,708          1,582
                                                    --------       --------
Deferred tax assets and other                            833            740
                                                    --------       --------
  Total current assets                                16,449         13,475

Property, plant and equipment, net                    11,492         11,609
Long-term investments                                  3,867          5,365
Other assets                                           1,285          1,022
                                                    --------       --------
  TOTAL ASSETS                                      $ 33,093       $ 31,471
                                                    --------       --------
                                                    --------       --------
CURRENT LIABILITIES
Short-term debt                                     $    182       $    159
Accounts payable and accrued liabilities               3,921          4,081
Deferred income on shipments to distributors             690            606
Income taxes payable                                   1,423            958
                                                    --------       --------
  Total current liabilities                            6,216          5,804
LONG-TERM DEBT                                           699            702
DEFERRED TAX LIABILITIES                               1,452          1,387
PUT WARRANTS                                               -            201

STOCKHOLDERS' EQUITY
Common Stock and
  capital in excess of par value                       5,025          4,822
Retained earnings                                     19,701         18,555
                                                    --------       --------
  Total stockholders' equity                          24,726         23,377
                                                    --------       --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 33,093       $ 31,471
                                                    --------       --------
                                                    --------       --------